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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the use in the Granahan McCourt Acquisition Corporation registration statement on Form S-4 of our report dated March 17, 2008, relating to the financial statements of Granahan McCourt Acquisition Corporation (a development stage company), as of December 31, 2007 and 2006, and for the year ended December 31 2007 and the periods from July 10, 2006 (date of inception) through December 31, 2006, and July 10, 2006 through December 31, 2007, appearing in the prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We consent to the use in the Granahan McCourt Acquisition Corporation registration statement on Form S-4 of our report dated April 18, 2008, relating to the consolidated financial statements of Pro Brand International, Inc. and subsidiary, as of December 31, 2007 and 2006, and for the each of the years in the three-year period ended December 31 2007, appearing in the prospectus, which is part of this Registration Statement.

        We also consent to the reference to our Firm under the caption "Experts" in such prospectus.

/s/ Pressman Ciocca Smith LLP

Huntingdon Valley, Pennsylvania
May 9, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm